Exhibit 99.2

MIDWEST ASSET GROUP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Duke Energy Corporation

We have audited the accompanying combined balance sheet of Midwest Asset Group (the “Group”) as of December 31, 2005, and the related combined statements of operations, member’s equity, and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the combined financial position of Midwest Asset Group as of December 31, 2005, and the results of its combined operations and its combined cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Houston, Texas

June 26, 2006

MIDWEST ASSET GROUP

Combined Statement of Operations

(In thousands)

Year Ended December 31, 2005
Operating Revenues
Electric	$7,821
Electric—Affiliate	162,598

Total Operating Revenues	170,419

Operating Expenses
Gas Purchased—Affiliate	121,933
Operation and maintenance	16,670
Operation and maintenance—Affiliate	21,115
Depreciation	57,782
Taxes other than income taxes	2,942

Total Operating Expenses	220,442

Operating Loss	(50,023)

Interest Expense	2

Loss Before Income Taxes	(50,025)

Income Tax Benefit	—

Net Loss	$(50,025)

See accompanying Notes to Combined Financial Statements,

which are an integral part of these statements.

MIDWEST ASSET GROUP

Combined Balance Sheet

(In thousands)

December 31, 2005
ASSETS

Current Assets
Accounts receivable—trade	$527
Accounts receivable—affiliated companies	2,040
Supplies inventory	7,283
Prepaid expenses and other	806

Total Current Assets	10,656

Net Property, Plant, and Equipment
Property, plant and equipment	1,766,208
Accumulated depreciation	(188,903)

Net Property, Plant, and Equipment	1,577,305

Other Assets—Affiliates	3,550

Total Assets	$1,591,511

LIABILITIES AND MEMBER’S EQUITY

Current Liabilities
Accounts payable	$1,393
Accounts payable—affiliated companies	2,479
Accrued taxes other than income taxes	1,730
Other	1,054

Total Current Liabilities	6,656

Non-Current Liabilities—Other	478

Total Liabilities	7,134

Commitments and contingencies
Member’s Equity	1,584,377

Total Liabilities and Member’s Equity	$1,591,511

See accompanying Notes to Combined Financial Statements,

which are an integral part of these statements.

MIDWEST ASSET GROUP

Combined Statement of Member’s Equity

(In thousands)

Member’s Equity
Balance December 31, 2004	$1,671,868

Net loss	(50,025)
Net advances from parent converted to equity	(37,466)

Balance December 31, 2005	$1,584,377

See accompanying Notes to Combined Financial Statements,

which are an integral part of these statements.

Midwest Asset Group

Combined Statement of Cash Flows

(in thousands)

Year Ended December 31, 2005
Operating Activities
Net loss	$(50,025)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	57,782
Changes in operating assets and liabilities:
Accounts receivable—trade	(380)
Accounts receivable—affiliate	(616)
Supplies inventory	787
Prepaid expenses and other	457
Accounts payable	626
Accounts payable—affiliate	(128)
Accrued taxes other than income	140
Other liabilities	(1,365)
Net advances to parent	(4,595)
Other assets	(1,101)

Net cash provided by operating activities	1,582

Investing Activities
Construction expenditures	(1,582)

Net cash used in investing activities	(1,582)

Net increase (decrease) in cash and cash equivalents	—

Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$—

Significant non-cash transactions:
Net advances from parent converted to equity	$37,466

See accompanying Notes to Combined Financial Statements,

which are an integral part of these statements.

Midwest Asset Group

Notes to Combined Financial Statements

For the Year Ended December 31, 2005

1. Organization and Operations

The Midwest Asset Group (“the Group”) is comprised of limited liability companies containing four gas-fired peaking plants with a combined capacity of 3,120 MW’s and a 75 percent undivided interest in a gas-fired plant capable of producing 640 MW’s. These five generating plants are located in the Midwest United States including Ohio, Indiana, Illinois, and Pennsylvania. The Group commenced commercial operations in June 2002 of its 75% owned facility and added additional capacity through June of 2003 to its current level of 3,760 MW’s. The Group earns its revenues from selling its energy generation, its installed capacity (“ICAP”) and tolling arrangements as well as other ancillary services. The Group is indirectly wholly-owned by Duke Energy Corporation (“Duke Energy”). See Note 8, “Subsequent Events” for a discussion of the transfer of the Group’s assets and liabilities to Cincinnati Gas & Electric (“CG&E”) in April 2006.

2. Summary of Significant Accounting Policies

Financial Statement Presentation and Principles of Combination—The Group’s combined financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”). All material transactions and balances among the entities within the Group have been eliminated in combination. The combined financial statements reflect the financial results of those entities under common control and management.

The Group’s costs of doing business have been reflected in the financial accounting records of the Group for the periods presented. These costs include direct charges and allocations from Duke Energy affiliates for:

•	Business services, such as payroll, accounts payable and facilities services

•	Corporate services, such as finance and accounting, legal, human resources, investor relations, public and regulatory policy, and senior executives, which were allocated to the Group based on factors such as number of employees.

Management believes that the assumptions underlying the combined financial statements of the Group are reasonable. Had the Group actually existed as a separate company, its results could have significantly differed from those presented herein.

The Group has a 75% undivided interest in a gas-fired plant capable of producing 640 MW’s. The partnership arrangement is essentially a cost-sharing arrangement in that the Group has rights to 75% of the plant capacity and energy, and an obligation to cover 75% of the operating cost of the facility. Accordingly, the investment is classified as property, plant, and equipment on the Balance Sheet.

Use of Estimates—The combined financial statements are prepared in conformity with generally accepted accounting principles appropriate in the circumstances to reflect in all material respects, the substance of events and transactions that should be included. In preparing these statements management makes informed judgments and estimates of expected effects of events and transactions that are currently being reported. Actual results could differ from these estimates.

Cash and Cash Equivalents—The Group considers cash on hand, demand deposits and highly liquid short-term investments with an original maturity of three months or less at date of purchase to be cash equivalents.

Supplies Inventory—Supplies inventory consists of spare parts for the turbines and generators. Supplies inventory is recorded at the lower of cost or market, primarily using the specific identification method of accounting.

Midwest Asset Group

Notes to Combined Financial Statements—(Continued)

For the Year Ended December 31, 2005

Property, Plant, and Equipment—Property, plant, and equipment are stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. The Group capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs primarily include general engineering expenses and taxes. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects, which do not extend the useful life or increase the expected output of property, plant and equipment, is expensed as it is incurred. Depreciation is computed using the straight-line method based on the estimated useful life of the plant. The composite weighted-average depreciation rate was approximately 3% for 2005.

Impairment of Long-Lived Assets—The Group evaluates whether long-lived assets, excluding goodwill, have been impaired when circumstances indicate the carrying value of those assets may not be recoverable. For such long-lived assets, an impairment exists when its carrying value exceeds the sum of estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, a probability-weighted approach is used for developing estimates of future undiscounted cash flows. If the carrying value of the long-lived asset is not recoverable based on these estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying value over its fair value, such that the asset’s carrying value is adjusted to its estimated fair value.

Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one source. Sources to determine fair value include, but are not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as changes in commodity prices or the condition of an asset, or a change in management’s intent to utilize the asset would generally require management to re-assess the cash flows related to the long-lived assets.

As a result of the contribution to CG&E in April 2006, as discussed in Note 8, an impairment test was performed on the Group’s property, plant and equipment. This test resulted in estimated undiscounted cash flows exceeding the carrying value of the assets and no impairment was recognized.

Environmental Expenditures—The Group expenses environmental expenditures related to conditions caused by past operations that do not generate current or future revenues. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are reasonably estimable and probable.

Income Taxes—Duke Energy and its subsidiaries, including the Group, file a consolidated federal income tax return and other state and foreign jurisdictional returns as required. The Group consists of limited liability companies which are pass-through entities for income tax purposes. Therefore, no tax impacts have been reported in these combined financial statements.

Revenue Recognition—Revenue on sales of electricity and other services are recognized when the electricity is delivered and when services are provided. All electricity revenue on sales to Duke Affiliates is recorded at a monthly market index price per the power purchase contracts. Unbilled revenues are estimated on a monthly basis using plant meters and actual index prices. Unbilled amounts are generally billed and collected in the following period. Differences between actuals and estimates are immaterial.

Midwest Asset Group

Notes to Combined Financial Statements—(Continued)

For the Year Ended December 31, 2005

New Accounting Standards—The following new accounting standards were adopted by the Group during the year ended December 31, 2005 and the impact of such adoption, if applicable, has been presented in the accompanying Combined Financial Statements:

Statement of Financial Accounting Standards (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS No. 153”). In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153 which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”), by eliminating the exception to the fair-value principle for exchanges of similar productive assets, which were accounted for under APB No. 29 based on the book value of the asset surrendered with no gain or loss recognition. SFAS No. 153 also eliminates APB No. 29’s concept of culmination of an earnings process. The amendment requires that an exchange of nonmonetary assets be accounted for at fair value if the exchange has commercial substance and fair value is determinable within reasonable limits. Commercial substance is assessed by comparing the entity’s expected cash flows immediately before and after the exchange. If the difference is significant, the transaction is considered to have commercial substance and should be recognized at fair value. SFAS No. 153 is effective for nonmonetary transactions occurring on or after July 1, 2005 and does not apply to transfers of assets between entities under common control. The adoption of SFAS No. 153 did not have a material impact on the Group’s combined results of operations, cash flows or financial position.

FASB Interpretation No. 47 “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). In March 2005, the FASB issued FIN 47, which clarifies the accounting for conditional asset retirement obligations as used in SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). A conditional asset retirement obligation is an unconditional legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Therefore, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation under SFAS No. 143 if the fair value of the liability can be reasonably estimated. The provisions of FIN 47 were effective for the Group as of December 31, 2005. The adoption of FIN 47 did not have a material impact to the financial position or results of operations of the Group.

3. Property, Plant and Equipment

(dollars in thousands)	Estimated Useful Life (Years)	December 31, 2005
Land		$9,370
Plant—Electric generation	20-30	1,650,604
Transmission Lines	40	66,512
Gas Pipelines	40	34,453
Construction in process		457
Other	7-20	4,812

Total property, plant and equipment		1,766,208
Accumulated depreciation		(188,903)

Total net property, plant and equipment		$1,577,305

4. Related Party Transactions

The Group sells a substantial majority of its power generation capability to Duke Energy Trading and Marketing, LLC (“DETM”), and Duke Energy Marketing America, LLC (“DEMA”) both affiliates of Duke Energy, based on an established monthly index pricing formula. Electric sales to DETM and DEMA were approximately $162.6 million for the year ended December 31, 2005.

Midwest Asset Group

Notes to Combined Financial Statements—(Continued)

For the Year Ended December 31, 2005

At December 31, 2005, the Group had accounts receivable with Duke Energy and its affiliates of approximately $2.0 million. These balances consisted of the aforementioned electricity sales to DETM and DEMA.

The Group also incurred gas commodity and transportation costs from various affiliates of Duke Energy of approximately $121.9 million and $4.6 million, respectively, in expenses in 2005. These costs are included in Operating Expenses on the Combined Statement of Operations. The Group had accounts payable to Duke Energy and its affiliates in the amount of approximately $2.5 million at December 31, 2005.

The Group maintains an agreement with the Texas Eastern Transmission LP, an affiliate, in connection with natural gas transportation to plant facilities. The term of the agreement is 30 years and the annual payments are fixed and vary throughout the term. The Group recognizes annual expense of approximately $3.1 million based on straight-line recognition of the payments over the term of the agreement and has deferred the payments made to date in excess of the annual expense. As of December 31, 2005, the deferred cost is approximately $3.5 million and is presented in the Combined Balance Sheet as Other assets-affiliate.

The Group’s insurance coverage is provided by Bison Insurance Company Limited (“Bison”), Duke Energy’s captive insurance company. Payment is made in January of each year. The premium for property, liability and auto insurance paid to Bison was approximately $5.7 million for the year ended December 31, 2005. This amount is included in Operating Expenses in the Combined Statement of Operations.

The Group’s costs of doing business have been reflected in the financial accounting records of the Group for the periods presented. These costs include direct charges and allocations from Duke Energy affiliates. The amount included in Operating Expenses in the Combined Statement of Operations for the year ended December 31, 2005 related to these costs is approximately $11.5 million.

The construction of the Group’s plants was performed by Duke/Flour Daniel (“DFD”). At the time of construction DFD was an affiliate of the Group. Profit of approximately $66 million, associated with this construction was deferred and has been recorded as a reduction to property, plant and equipment on the Group’s balance sheet.

During 2005, the Group settled a warranty claim related to the DFD construction work. The settlement resulted in the Group receiving approximately $676,000 from DFD. The settlement is reflected as a decrease in Operating Expenses for the year ended December 31, 2005.

Duke Capital LLC (Duke Capital), a subsidiary of Duke Energy and parent of the Group, has guaranteed the timely payment of the Group’s payment obligations under certain contractual commitments and obligations. These guarantees have an aggregate maximum liability to Duke Capital of approximately $159.1 million as of December 31, 2005. All of these guarantees remain in effect until the termination or discharge of the underlying guaranteed obligations.

During the year-ended December 31, 2005, approximately $37.5 million of amounts due from the Group’s parent were forgiven and, therefore, the $37.5 million has been classified as a reduction to Member’s Equity. This forgiveness is supplementally disclosed as a non-cash financing activity in the Combined Statement of Cash Flows for the year ended December 31, 2005.

Midwest Asset Group

Notes to Combined Financial Statements—(Continued)

For the Year Ended December 31, 2005

5. Financial Instruments

Due to the short term nature of the Group’s financial instruments, the fair value of accounts receivable, accounts receivable from affiliated companies, accounts payable, and accounts payable to affiliated companies are not materially different from their carrying amounts.

6. Litigation, Claims, and Contingencies

The Group is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management is not aware of any assertions of violations or noncompliance with these regulations.

7. Operating Leases

Combined rental expense for operating leases was $637,000 in 2005, which is included in Operating Expenses on the Combined Statement of Operations. The following is a summary of future minimum lease payments under operating leases, which at inception had a noncancelable term of more than one year. The Group holds no capital leases.

Operating Leases
Year	(in thousand)
2006	$680
2007	680
2008	730
2009	730
2010	730
Thereafter	20,055

Total future minimum lease payments	$23,605

8. Subsequent Events

On April 3, 2006, the Group’s parent, Duke Energy, merged with Cinergy Corp. In connection with the merger, on April 10, 2006, Duke Energy contributed to CG&E its ownership interest in each of the limited liability companies comprising the Group.

The transaction was accounted for at the net book value of the assets. The Group was first contributed to Cinergy Corp., which, in turn, contributed the assets to CG&E, its wholly-owned subsidiary. In the final step, the limited liability companies were then merged into CG&E.

In connection with the contribution, CG&E assumed the deferred taxes related to the Group which were previously recognized by another subsidiary of Duke Energy.

As part of this transaction, Duke Capital agreed to reimburse CG&E through April 2016 in the event of certain cash shortfalls that may result from CG&E’s ownership of the Group’s assets.